INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Piper Jaffray Companies, Inc. on Form S-8 of our report dated November 6, 1996 (which includes an emphasis of a matter relating to litigation described in Note 8 of the consolidated financial statements), appearing in the Annual Report on Form 10-K of Piper Jaffray Companies, Inc. for the year ended September 30, 1996.


/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
April 24, 1997